CONTRACT FOR PROFESSIONAL AND TECHNICAL SERVICES BETWEEN

GEOVIC CAMEROON PLC AND

GEOVIC, LTD.

THIS CONTRACT for Professional and Technical Services, and amendments thereto, together with the Schedules hereto ("Services Contract") is made effective as of January 1st, 2007 (the "Effective Date"), by and between Geovic Cameroon PLC, a company under Cameroonian Law, (hereinafter referred to as "GeoCam") having a head office located at Bastos - Yaounde, P.O. Box 11555, Cameroon, and Geovic, Ltd., a body incorporated under the laws of the Cayman Islands and a wholly-owned operating subsidiary of Geovic Mining Corporation, (hereinafter referred to as "Geovic") having a head office located at 743 Horizon Court, Suite 300A, Grand Junction, Colorado, 81506, USA (each a "Party" and collectively, the "Parties").

PREAMBLE

WHEREAS, GeoCam, the exclusive holder of the mining rights and titles resulting from the Mining Convention of the 315" of July 2002 and Mining Permit N° 33 of 11 April 2003, may procure as necessary certain professional and technical services ("Services");

WHEREAS, GeoCam is in need of Services to advance its Nkamouna and Mada cobalt-nickel and related projects ("Project") in southeastern Cameroon;

WHEREAS, Geovic is duly qualified and willing to perform the Services set forth in this Services Contract to GeoCam in support of project development and administration of certain aspects of GeoCam's Nkamouna Project in southeastern Cameroon;

WHEREAS, in order to provide these Services in the most proficient and cost-effective manner, Geovic will capitalize on its unique strength in management, planning and developing the operating competencies of mining companies and mining projects; Geovic has developed these strengths through the extensive experience of its management and staff with many mining companies, public and private, and a multitude of resource related projects located around the world.

MINDFUL of the fact that the Services to be performed by Geovic in this Services Contract are based on the GeoCam's annual Work Program and Budget for 2007, approved conditionally by the Directors on 14 November 2006, such 2007 Budget subsequently revised ("GeoCam 2007 Budget") and attached hereto as Schedule A;

NOW THEREFORE THIS SERVICES CONTRACT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. SERVICES TO BE RENDERED

Geovic agrees to perform Services to GeoCam in accordance with the needs and requirements of the Project development cycle, as may be requested by GeoCam. Details of General Services that may be requested by GeoCam ("Generally Requested Services") are described and attached hereto as Schedule B.

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Based on the GeoCam 2007 Work Program and Budget, Geovic agrees to perform Services requested by GeoCam ("2007 Requested Services") as specifically described and attached hereto as Schedule C.

2. GEOVIC TEAM

The Geovic team is led by its Chief Executive Officer (CEO), John Sherborne who will be responsible for overall direction of the Services. Mr. Sherborne has held the CEO position since 2004 and before that served as the company's Executive Vice President since 2002. Previously, he worked as an independent consultant for petroleum and mining companies specializing in strategic planning and new business development. Earlier, Mr. Sherborne served in a number of senior executive and management positions with Unocal Corporation over a career spanning 30 years.

The direction of all Project related activities will be the responsibility of Geovic's Chief Operating Officer (COO), David Beling. Mr. Beling is a licensed Mining Engineer with more than 40 years experience in all facets of the mining industry, from technical studies to project and corporate financing to executive management. He has been with Geovic since 2003.

Mr. Gary Morris, a Geovic Senior Vice President since 2001, will have the key role as General Manager (GM) of GeoCam, providing overall leadership for the corporate activities of the Cameroonian company. Mr. Morris, a registered Professional Geologist, has more than 30 years experience in energy and mineral exploration and development, environmental permitting and compliance and land management.

Serving as the Chief Geologist for the Services will be William Buckovic, Geovic's founder and President and co-founder of GeoCam. Mr. Buckovic is an international exploration professional with a number of significant mineral deposit discoveries to his credit during his 35 year career, including the recognition of the major cobalt potential of the Cameroon nickel occurrences.

All finance related needs of GeoCam will be the responsibility of Geovic's Chief Financial Officer (CFO), Greg Hill. Mr. Hill joined the Geovic team in 2006 following more than 30 years of finance related experience with energy, mining and information and medical technology companies. Mr, Hill holds an MBA from the Harvard Business School.

Mineral marketing activities will be carried out by Mike Mason, a consultant (Marketing Consultant) to Geovic for the past two years, who heads his own mineral marketing firm, Mineral Services LLC and serves as President of MBMI Resources, a publicly traded junior mining company. Mr. Mason is a mining engineer with 40 years experience in the industry, much of it in minerals sales and trading.

Dr. Patrick Huff, a licensed physician, acknowledged socio-humanitarian expert and founder of GeoAid, will coordinate the establishment of GeoCam's related economic and social aid programs. Dr. Huff has been serving Geovic in this capacity since 1999.

Support for the Geovic Services will be provided by Shelia Short, the company's Corporate Secretary, Dawn Buckovic, office manager and Charlene Cockrum, administrative assistant and Geovic consultants, Kraig Grubaugh and Dominic Arrieta, both mining engineers.

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3. REMUNERATION

The remuneration for the performance of Services by Geovic during the term of this Services Contract shall be based on total Geovic man/hours involved for carrying out the said Services as detailed and attached hereto as Schedule D.

The hourly (Man-Hour) rates charged for the Geovic team listed by key discipline categories are as follows for 2007:

Position	Rate USS
CEO	200
COO	180
CFO	150
GeoCam GM	150
Chief Geologist	150
Marketing Consultant	160
Socio-Humanitarian Expert	120
Project Engineer	130
Assay Coordinator	80
Sr. Administrative Assistant	90
Office Manager	70
Administrative Assistant	50
Draft Technician	80

4.  OUTSIDE CONTRACTORS AND OTHER PROJECT COSTS

All contracts with outside contractors relating to the Project within the scope of this Services Contract shall be signed by GeoCam and all related Project Costs shall be paid directly by GeoCam.

5. TERMS AND CONDITIONS OF PAYMENT

The remuneration for the performance of Services by Geovic under this Services Contract is negotiated on reasonable commercial terms in consideration of arm's length principles and the OHADA Uniform Acts, as well as in accordance with Article 3 and Article 7 Section 7.3 of the Shareholders Agreement of GeoCam.

Travel costs will be billed on an actual cost reimbursable basis.

Geovic shall invoice GeoCam for Services performed and travel costs subject to the terms outlined above in this Services Contract. Any payment not received within thirty (30) days of the date of the invoice will be subject to a late payment fee of one percent (1%) per month delinquent.

All payments made by GeoCam pursuant to this Services Contract shall be paid by GeoCam in U.S. Dollars unless otherwise agreed to by the parties.

6. RESPONSIBILITY OF GEOVIC

Geovic shall perform its duties under this Services Contract in compliance with the laws and regulations of the Republic of Cameroon and the Mining Convention and Mining Permit in a prudent manner in accordance with the degree of care and skill as the standards of reputable, comparable third party service providers.

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7. LIABILITY

In provision of the Services hereunder and subject to the application of the rules of agency, neither Geovic nor any of its affiliates nor any employees or agents of any of them shall be liable for any act or omission resulting in loss or damage to GeoCam, or any of its respective affiliates, except to the extent that such loss or damage is caused by the gross negligence or willful misconduct of the employees of Geovic or any of its affiliates or agents of any of them in the course of their employment or agency. Notwithstanding the foregoing, neither Geovic, nor any of its affiliates, nor any employees or agents of any of them shall be liable for any indirect, consequential or punitive damages, including without limitation, damages for lost profits or lost business opportunities.

8.  OWNERSHIP OF DOCUMENTS AND INTELLECTUAL PROPERTY RIGHTS

GeoCam is the owner of all rights, titles, and interests in all of the intellectual property rights, including copyrights, patents, trade secrets, trademarks, and service marks in the Services, Works and Documents created under this Services Contract.

Services and Works means all inventions, improvements, discoveries (whether or not patentable), databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, and disks conceived, reduced to practice, created or originated by Geovic, its employees, agents, consultants, subcontractors, and offshore contractors, either individually or jointly with others in the performance of this Services Contract.

Services and Works include "Documents." Documents are the originals of any databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, disks, or other materials, whether in tangible or electronic forms, prepared by Geovic, its employees, agents, consultants, or subcontractors and offshore contractors, in the performance of this Services Contract. The Documents will be the exclusive property of GeoCarn and all such Documents must be immediately returned to GeoCarn by Geovic upon completion or cancellation of this Services Contract.

9.  EMPLOYEES AND CONSULTANTS ON SECONDMENT

Notwithstanding any provisions to the contrary in this Services Contract, when Geovic provides its employee(s), consultant(s) or individual(s) to GeoCam to perform Services under the supervision, direction and control of GeoCarn under a Service Contract (hereinafter "Seconded Employee or/and Consultants"), the Seconded Employees or/and Consultants shall be advised by GeoCam of all office, Project and facility rules, regulations, safety and health applicable procedures.

Geovic shall retain no right to supervise, direct or control the Seconded Employees or/and Consultants with respect to their performance of Services and all such supervision, direction and control shall only come from GeoCam but with technical coordination from Geovic as needed.

10. TAXES

Any registration or tax requirements arising from the Services Contract or from Services performed under this Services Contract, notably the Special Tax on Revenue and Value Added Tax shall be paid by GeoCam if and when applicable.

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11. TERM OF THE SERVICES CONTRACT

The term of this Services Contract shall be one (1) year from the Effective Date (January 1st, 2007).

12. GENERAL PROVISIONS

The persons for each Party to whom notices are to be delivered are specified as follows:

Geovic Cameroon PLC
P.O. Box 11555,
Bastos - Yaounde, Cameroon
Attention:
Telephone:
Facsimile:

Geovic, Ltd.
743 Horizon Court, Suite 300A
Grand Junction, Colorado, USA 81506
Attention:
Telephone:
Facsimile:

13. ATTACHMENTS

Schedules A, B, C and D, which are attached hereto, are incorporated by this reference into this Services Contract as fully set forth herein.

Schedule A: GeoCam 2007 Budget Schedule B: Generally Requested Services Schedule C: 2007 Requested Services Schedule D: 2007 Remuneration of Geovic

IN WITNESS WHEREOF, the Parties hereto have caused this Services Contract to be duly executed by their duly authorized representatives, effective as of the Effective Date, signed in four (4) original copies in English.

GEOVIC CAMEROON PLC, By: /s/ Gary R. Morris Name: GARY R. MORRIS Title: Chairman & General Manager

GEOVIC, LTD., By: /s/ John E. Sherborne Name: JOHN E. SHERBORNE Title: Chairman and CEO

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Schedule A
2007 GeoCam Budget

GeoCam Direct Expenses - In Cameroon US$
Infrastructure & Construction Preparations-outsourced	2,000,000
Drill, Pit, Trench, Assay - incl. outsource labor-field ops	1,200,000
Surveying & Mapping- outsourced	70 000
GeoCam Salaries, taxes, benefits - Yaounde (8) + Field (5)	496 800
GeoCam Office Expenses- rent, utilities, setup-office, residence	370,000
Office Equipment & Supplies	100,000
Cameroon Legal Fees	120,000
Audit services	30,000
External Accounting	10,000
GeoAid and Local Business Development	200,000
Yaounde Security- office, residence	42,000
Visitor Expense	72,000
Environmental services- consulting	200,000
Annual Mine & Expl. Permit Fees	160,000
Public Relations	60,000
Land Lease Fees Relations	325,000
Kongo Camp Ops-supplies , equipment, food	120,000
Fleet vehicle repairs	60,000
Vehicle Replacement /Acquisitions	325,000
Travel	60,000
Subtotal-Direct, Cameroon	6,020,800

GeoCam Offshore Expenses - In USA	US$
Final Feasibility Study	1,400,000
Geotechnical Studies (mainly tailings facility)	600,000
Detailed Project Engineering & Design	600,000
Pilot Leach, SX and Pyrohydrolysis Tests	20,000
Physical Upgrading Tests	120,000
GeoCam Professionals to e hired (TBH)	655,000
Payroll burden & benefits @ 30% - TBH Prof. and Consultants	244,980
Employee Relocation -- TBH Professionals	270,000
Project Finance	500,000
Political Risk Insurance	330,000
Geovic Technical Assistance - 2007 - Schedule D	1,856,000
Geovic Travel Expenses	137,000
Subtotal-Offshore, USA	6,732,980
Total 2007 Budget	12,753,780

                      Total funds to be expended by GeoCam in 2007 that are the basis of this Services Contract are approximately US$13,000,000.

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Schedule B
GENERALLY REQUESTED SERVICES
BY GEOCAM

Under the overall management, supervision and control of the GeoCam General Manager, Geovic will provide a scope of Services to GeoCam ranging from executive management training and development for the company's staff and training of Project field-related technical professionals and staff involved in prospecting, resource and reserve estimation, engineering services and related activities. These Services shall generally include:

(a)	assist in the analysis of and planning for exploration operations and other work related to the pre-feasibility study stage of the operation;

(b)	assist in the analysis of and planning for development operations, mine construction operations and mining operations including all work related to the preparation of feasibility study and necessary documents for project financing;

(c)	assist in the preparation of tender materials, reviewing bids and interviewing and selecting the engineering, architectural and construction firms that will work on any aspect of the Project;

(d)	assist in negotiating contracts on behalf of GeoCam with any engineering, architectural and construction firms so selected;

assist in arranging for and supervising any mine planning, engineering, prestripping and other work to be performed for GeoCam.

(e)	assist in coordinating and scheduling the work of any firms selected to perform offshore work, and supervising the performance of such firms as requested by GeoCam;

(f)	assist in procuring materials, supplies, equipment or services as may be needed or required in connection with the Project when suppliers are located abroad;

(h)	assist in marketing minerals produced by or for the Project;

(i)	assist in securing insurance coverage for the Project;

(j)	assist in applying for, obtaining and maintaining, all necessary governmental approvals or permits necessary in connection with any activity of the Project;

(k)	assist in conducting relations with all international entities in connection with the Project ;

(l)	providing the GeoCam General Manager with quarterly reports concerning the Services performed under the Services Contract;

(m)	performing all such other acts and things as may be requested by GeoCam in connection with any aspect or activity of the Project.

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Schedule C
2007 REQUESTED SERVICES
BY GEOCAM

Services to be performed by Geovic for the GeoCam 2007 Work Program and Budget under the overall management, supervision and control of the GeoCam General Manager:

·      Geovic will assist in providing executive training to direct the leadership and management development of key GeoCam employees.

·     Geovic will assist in planning and directing the installation of certain infrastructure and project construction facilities mainly during the dry seasons of 2007 to allow major construction activities to begin efficiently in early 2008. Access roads, temporary housing, office and cafeteria facilities will be installed to accommodate construction workers and staff along with the first phase of permanent key staff housing. Communications and utilities facilities and a small airstrip will also be installed. Geovic will assist in preparing bids and in soliciting competitive quotations prior to starting these programs.

·     With the assistance of Geovic's sociohumanitarian expert, initial development of GeoCam's socioeconomic and humanitarian programs will begin in support of the company's environmental management plan. GeoCam will provide support in the form of micro loans and contracts to purchase products to be locally produced to support construction of the project. In particular, Geovic will assist in the arrangement for development of local manufacturing of compressed earth/cement blocks for constructing project buildings for GeoCam and general construction development in the Lomie region.

·     Geovic will assist in planning the locations and in carrying out the excavation of two relatively large trenches, each sufficiently deep to reach the ferralite ore zone to better define and develop an ore control program, and for mine planning. Geovic will assist in planning and in carrying out additional drilling in the Nkamouna area with an objective to double ore reserves in support of doubling project metal production when the cobalt market allows. Drilling will also be conducted to expand inferred resources to as much as 500 million tonnes from the current estimate of 145 million tonnes in the Mada area.

·     Geovic will assist in directing the completion of pilot scale leach, SX and pyrohydrolysis studies and design and assist in directing additional physical upgrade testing to better optimize mine and metallurgical planning.

·     Geovic will assist in directing the expansion of topographic mapping to cover additional areas, such as the air strip and new drilling completed in the Nkamouna and Mada areas.

·     Geovic will assist in conducting follow up work needed on environmental permit requirements until approvals are received and assist in updating related documents, as appropriate, including the development of a biodiversity plan.

·     Geovic will assist in directing the performance and completion of the Final Feasibility Study initiated and contracted with Washington Group International in mid-2006 and expected to be completed by September 2007.

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·      Geovic will assist in directing the performance and completion of the studies contracted with Knight Piesold to design various project facilities, and in particular, the Napene Creek tailings storage facility. These studies are slated for completion by mid 2007.

·      Following completion of the Final Feasibility Study and assuming that the GeoCam Board of Directors authorizes continued advancement of the Project, Geovic will assist in selecting an engineering and construction firm and assist in negotiating contracts to build the Project.

·      Geovic's cobalt and nickel marketing expert and other Geovic, Ltd. employees will assist GeoCam in theft efforts to secure metal sales agreements and arrangements.

·      Geovic will assist in discussions with various international insurance groups to source Project political risk insurance and will assist GeoCam in concluding such insurance agreements.

·      Geovic will assist the management of GeoCam to develop budgets and appropriate controls and operating protocols for GeoCam's Yaounde and Kongo offices and such financial and other controls and operating protocols as may be required or appropriate to comply with applicable international accounting and auditing standards and stock exchange requirements.

·      Geovic will assist in discussions and in the conclusion of arrangements with various international financial institutions to enable GeoCam to source the funds for project finance if the GeoCam Board of Directors authorizes Project construction.

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Schedule D

2007 GEOVIC TECHNICAL ASSISTANCE SERVICES

Service Charges
			Man	Charge
Discipline	Activity (mos.)	Factor (%)	Hours	$/MH	Charge US$
Administration
CEO	12	55%	1056	200	$211,200
CFO	12	65%	1248	150	$187,200
Sr. Admin. Asst.	12	50%	960	90	$86,400
Admin. Asst.	12	65%	1248	50	$62,400
Subtotal					$547,200

Project
COO/Proj. Mgr.	12	95%	1824	180	$328,320
GeoCam GM	12	95%	1824	150	$273,600
Chief Geol.	12	60%	1152	150	$172,800
Draft Tech.	12	75%	1440	80	$115,200
Marketing	12	40%	768	160	$122,880
Socio./econ.	12	50%	960	120	$115,200
Proj. Eng.	12	60%	1152	130	$149,760
Assay Coord.	12	20%	384	80	$30,720
Subtotal					$1,308,480

Total Service Charges					$1,855,680

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Schedule D

2007 GEOVIC TECHNICAL ASSISTANCE SERVICES

Service Charges
			Man	Charge
Discipline	Activity (mos.)	Factor (%)	Hours	$/MH	Charge US$
Administration
CEO	12	55%	1056	200	$211,200
CFO	12	65%	1248	150	$187,200
Sr. Admin. Asst.	12	50%	960	90	$86,400
Admin. Asst.	12	65%	1248	50	$62,400
Subtotal					$547,200

Project
COO/Proj. Mgr.	12	95%	1824	180	$328,320
GeoCam GM	12	95%	1824	150	$273,600
Chief Geol.	12	60%	1152	150	$172,800
Draft Tech.	12	75%	1440	80	$115,200
Marketing	12	40%	768	160	$122,880
Socio./econ.	12	50%	960	120	$115,200
Proj. Eng.	12	60%	1152	130	$149,760
Assay Coord.	12	20%	384	80	$30,720
Subtotal					$1,308,480

Total Service Charges					$1,855,680

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